CONFIDENTIAL | PRELIMINARY DRAFT SUBJECT TO MATERIAL REVISION

January 2024

Houlihan Lokey

Project Beacon

Preliminary Discussion Materials for the Special Committee of the Board of Directors of Doma Holdings, Inc.

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee to the Board of Directors (the "Special Committee") of Doma Holdings, Inc. (the "Company") by Houlihan Lokey in connection with the Special Committee's consideration of a potential transaction (the "Transaction") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Special Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Special Committee. The materials are provided on a confidential basis solely for the information of the Special Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Special Committee.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Special Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based). The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey's affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities' or parties' respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the "Interested Parties"), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Special Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Special Committee, or the Company or to use such information on behalf of the Special Committee, or the Company. Houlihan Lokey's personnel may make statements or provide advice that is contrary to information contained in the materials.

Executive Summary

Situation Overview	• **DHI Sale:** The Company has received verbal indications of interest from Centerbridge • **Capital Raise:** The Company has reaffirmed indications of interest from several smaller strategic investors who would be willing to invest in Tech-Co, depending on ultimate deal configuration • **DTI Sale:** Centerbridge has reaffirmed interest in their initial proposal to purchase DTI as an alternative, if preferred

Hudson Debt	• Hudson has verbally indicated that they are open to the following terms in case of Centerbridge take-private:
	  • **Scenario 1:** Cash upfront – [$95M]; Rami contingent note – [$15M]; Tech-Co contingent note – [$32.5M]; Conversion to Tech-Co pref – [$0M]; Write-off – [$22.5M]; New money investment in Tech-Co preferred of [$0M]
	  • **Scenario 2:** Cash upfront – [$105M]; Rami contingent note – [$15M]; Tech-Co contingent note – [$30M]; Conversion to Tech-Co pref – [$5M]; Write-off – [$10M]; New money investment in Tech-Co preferred of [$30M]

Management Views & Recommendations	• Work with Centerbridge to get formal Letter of Intent ("LOI") for the Company, subject to criteria defined herein • Minimize or eliminate associated transaction risks prior to exclusive engagements • Centerbridge and Lennar to have conversation on Lennar participation • Continue identifying and confirming additional investment participation
Alternative Proposals	• No other current or expected alternative proposals to evaluate • Hudson has communicated they are no longer willing to fund investment in Tech-Co in scenario where DTI is sold unless part of take-private transaction • Upon gathering any new proposal(s), management will re-convene a meeting with the Special Committee to determine response and next steps

Indicative Centerbridge Take-Private Proposal

Upfront Cash	• No less than [$161M - $166M] total cash upfront • [$105M] upfront cash to be used to pay down Hudson debt and excess to balance sheet and or shareholders • Equity purchase – No less than [$5.50 - $6.00] per share, i.e. [$56M - $61M] in cash to selling shareholders • Assumes [~28%-40%] premium (1) • Implies [$75M - $80M] total equity value
Equity Holder Roll	• Lennar rolls 100% of shares ([$18M - $20M] in value)
Contingent Payments to Hudson	• [$15M] – Rami contingent note (max value) • [$30M] contingent note based on Tech-Co performance over 2 – 3 years
Debt Write-Off	• Hudson Write-Off of no less than [$15M]
Transaction Value	• [$240M-$245M] total transaction value • Debt: [$165M] • Equity Value: [$75M-$80M]
Other	• Centerbridge proposed Lennar take a 9.9% stake in TRG either through a ~[$45M] cash investment or a combination of share swap and cash investment (~[$20M] in shares + ~[$25M] investment) • 30 days to finish confirmatory diligence and sign definitive documentation • Potential to be paid under a tech licensing fee with [TBD] quantum to provide greater value for shareholders • Centerbridge welcomes management's ability to raise convertible preferred financing at an attractive valuation at Tech-Co

(1) Calculated on closing stock price as of January 17, 2024

Overview of Updated Hudson Debt Restructure Proposal

HUDSON STRUCTURED

	Scenario 1	Scenario 2
Cash at Close	• No more than [$95M] in cash at closing	• No more than [$105M] in cash at closing
Debt Assumed by Buyer / Written off	• No less than [$22.5M] debt write-off	• No less than [$10M] debt write-off
Cash from Contingent Payments	• No more than [$47.5M] of cash via contingent note • No more than [$15M] contingent note from Rami transaction • [$32.5M] contingent note based on Tech-Co performance (no later than 36 months from transaction close)	• No more than [$45M] of cash via contingent note • No more than [$15M] contingent note from Rami transaction • [$30M] contingent note based on Tech-Co performance (no later than 36 months from transaction close)
Conversion to Preferred	• N/A	• No more than [$5M] of outstanding debt converted to Preferred investment in Tech-Co • Subject to the same terms as Series A Preferred Stock (see below)
Common Stock Investment	• N/A	• N/A
Series A Preferred Stock Investment in Tech-Co – Illustrative Summary Terms	• N/A	• No less than [$30M] new money investment in Series A Preferred Stock (along with [$5M] debt converted into Preferred A Stock as mentioned above): • Liquidation: 1x non-participating preference • Dividends: 6.0%, payable if and when declared by the Board • Conversion to Common Stock: At holder's option and automatically on (i) IPO or (ii) approval of a majority of Preferred Stock at initial ratio 1-to-1, subject to standard adjustments • Board seat: Need to discuss full board composition

Management Recommendations

Management recommends concurrently pursuing the following

Centerbridge / Title Resource Group Conversation	• Invite bid for Company, clarifying deal conditions:
	  • Lennar equity roll /participation
	  • FTE reductions amount

Hudson Conversation	• Request term sheet subject to other conditions being met
Lennar Conversation	• Confirm Lennar will work constructively with Centerbridge on deal terms
Tech-Co Convertible Preferred Conversation	• Firm up interest from strategic investors who want to fund Tech-Co via the convertible preferred
Houlihan Lokey to Expeditiously Qualify Alternative Proposals	• HL will leverage existing process to explore feasibility of alternative proposals so that an appropriately informed decision can be made by the Special Committee

Updated Process Timeline


Status
January
February
March
Activity
Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr Mo Tu We Th Fr
15 16 17 18 19 22 23 24 25 26 29 30 31 1 2 5 6 7 8 9 12 13 14 15 16 19 20 21 22 23 26 27 28 29 1 4 5 6 7 8 11 12 13 14 15 18 19 20 21 22 25 26 27 28 29
Centerbridge Take Private Offer
Confirmatory Due Diligence
Market Check
Negotiate Legal Documentation
Sign Definitive Agreement(s)
Potential Go Shop (if no market check)
Done in conjunction with legal timeline (30 - 45 days) (next page)
= Holiday

Transaction Timeline

One-Step Merger Take-Private

	T	T+1	T+10	T+30	T+40	T+41	T+80	Close
Execute merger agreement and any ancillary documents	◆							
Begin drafting proxy merger statement		◆						
Begin executing go-shop		◆						
File HSR (initial review period 30 days)			◆					
File Form A with SC DOI for ownership change of DTI[(1)]			◆					
End go-shop				◆—	◆			
File Preliminary proxy statement with the SEC				◆				
Receive SEC comments on proxy statement				●—	●			
File definitive proxy statement with the SEC						◆		
Print and mail definitive proxy statement to stockholders						◆		
Prepare stockholder meeting materials						●—	●	
Finalize pre-closing matters						●—	●	
Draft and pre clear certificate of merger with DE Secretary of State						●—	●	
Notify NYSE of the expected closing date and intent to delist						●—	●	
Prepare funds flow						●—	●	
Confirm directors and officers of surviving corporations						●—	●	
Hold Stockholder meeting							◆	
File Certificate of merger with the DE Secretary of State								◆

(1) May be insurance related regulatory filings that impact closing timing

Houlihan Lokey

CORPORATE FINANCE

FINANCIAL RESTRUCTURING

FINANCIAL AND VALUATION ADVISORY

HL.com